Exhibit 23.1






INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-87110 of Ligand Pharmaceuticals Incorporated of of our report dated February 22, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in accounting principle), appearing in the Annual Report on Form 10-K of Ligand Pharmaceuticals Incorporated for the year ended December 31, 2001 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

San Diego, California
June 25, 2002